UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 5, 2016
(Date of earliest event reported)

CELLECTAR BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-36598	04-3321804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3301 Agriculture Drive
Madison, WI 53716
(Address of principal executive offices)

(608) 441-8120
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 5, 2016, Cellectar Biosciences, Inc. (the “Company”) and INC Research, LLC, a contract research organization (“INC Research”) entered into a Work Order (the “Work Order”) under that certain Master Services Agreement (the “MSA”), dated as of October 6, 2016, between the Company and INC Research. The Work Order, which contemplates that INC Research will provide services necessary to complete an open-label, multi-center Phase II study of CLR 131 in patients with relapse or refractory (R/R) select B-cell malignancies (the “Study”), will become effective as of the date INC Research begins performing services relating to the Study. As compensation for INC Research’s services, the Company will pay INC Research fees according to the project budget, consisting of direct costs for services completed, investigator grants and certain additional pass-through costs, which are estimated to amount to approximately $3.7 million in the aggregate upon completion of the Study. The Work Order may be terminated by the Company or INC Research for any reason upon 60 days’ written notice. In certain instances of an early termination of the Study, the Company has agreed to pay INC Research a cancellation fee equal to 5% of the remaining project budget.

The foregoing description of the Work Order does not purport to be complete and is qualified in its entirety by reference to the Work Order, a copy of which the Company intends to file with its Annual Report on Form 10-K for the year ending December 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 9, 2016	CELLECTAR BIOSCIENCES, INC.

By: /s/ Chad J. Kolean
Name: Chad J. Kolean
Title: Vice President and Chief Financial Officer

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